Exhibit 5.1

June 9, 2006

Laclede Gas Company

720 Olive Street

St. Louis, Missouri 63101

Re:      SEC Registration Statement on Form S-3 (File No. 333-40362)

Ladies and Gentlemen:

I am Chief Governance Officer and Corporate Secretary of Laclede Gas Company, a Missouri corporation (the “Company”), and have acted in that capacity in connection with the authorization of the possible issuance and sale from time to time by the Company of first mortgage bonds, as contemplated by the Company’s Registration Statement on Form S-3 (File No. 333-40362) (the “Registration Statement”).

On June 9, 2006, the Company issued and sold the Company’s First Mortgage Bonds, 6.15% Series due June 1, 2036 (the “Series 2036 Bonds”) (the “Bonds”). The Bonds were issued under the Mortgage and Deed of Trust dated as of February 1, 1945, as amended and supplemented by all supplemental indentures thereto, the latest of which is the Twenty-Ninth Supplemental Indenture dated as of June 1, 2006, between UMB Bank & Trust, n.a. (successor to Mississippi Valley Trust Company), as trustee, and the Company.

I advise you that in my opinion the Bonds have been duly authorized and legally issued and, under Missouri law, constitute binding obligations of the Company.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. I also consent to the use of my name and the making of the statements with respect to me in the Registration Statement and the related Prospectus Supplement, dated June 6, 2006.

Very truly yours,

/s/ Mary C. Kullman